Exhibit 99.1

P.F. CHANG’S SECOND QUARTER REVENUES GROW 17%

SCOTTSDALE, ARIZONA (July 7, 2005) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) reported today that revenues increased 17% to $198.1 million for the second quarter ended July 3, 2005 from $169.6 million in the second quarter of 2004. Sales at the company’s P.F. Chang’s China Bistro units accounted for $166.5 million of consolidated revenues while sales at the company’s Pei Wei Asian Diner units accounted for $31.6 million of consolidated revenues.

For the thirteen weeks ended July 3, 2005, comparable store sales increased 1.9% at the Bistro and 6.3% at Pei Wei as compared to the thirteen weeks ended July 4, 2004. The increase was the result of customer traffic growth at both concepts as well as a price increase of approximately 1.0% at the Bistro and 1.5% at Pei Wei. Comparable store sales for the months of April, May and June increased 2.3%, 2.0% and 1.3% respectively at the Bistro and 6.3%, 7.0% and 5.7% respectively at Pei Wei, for the comparable periods in 2004.

During the second quarter of 2005, the company opened five new Bistro units (Baton Rouge, LA, Little Rock, AR, Richmond Heights, MO, San Jose, CA and Mesa, AZ) and seven new Pei Wei units (Austin, TX, San Antonio, TX, Rancho Cucamonga, CA, Weston, FL, Brentwood, TN, Edmond, OK and Las Vegas, NV).

The company intends to release its second quarter earnings results on July 27, 2005 at approximately 7:00 am ET. A conference call will be held later that same day at 1:00 pm ET. A webcast of the conference call can be accessed at www.pfchangs.com

P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro combines high-quality, traditional Chinese cuisine with attentive service and a high-energy, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine served in a relaxed, warm environment offering attentive counter service and take-out flexibility.

The statements contained in this press release that are not purely historical, including the company’s estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company’s recent SEC filings.

Contact:	P.F. Chang’s China Bistro, Inc.		(602) 957-8986

	Media:	Laura Cherry	laurac@pfchangs.com
	Investor:	Bert Vivian	bertv@pfchangs.com

P.F. Chang’s China Bistro

Supplemental Sales Information

Year of Unit Opening (1)

	Pre-1998	1998	1999	2000	2001	2002	2003	2004	2005	Total

Units	12	10	13	16	13	14	18	18	7	121

Sales (000)

1Q05	20,173	15,178	19,347	24,256	19,247	18,298	24,577	21,148	1,356	163,580
2Q05	20,041	14,949	19,315	24,273	18,690	17,588	24,510	21,121	5,930	166,418
2005	40,214	30,127	38,661	48,529	37,937	35,886	49,086	42,269	7,286	329,997

Average Weekly Sales (AWS)

1Q05	129,314	116,753	114,477	116,617	113,885	100,538	105,028	90,375	135,612	109,637
2Q05	128,471	114,995	114,288	116,695	110,594	96,640	104,742	90,262	121,025	108,699
2005	128,892	115,874	114,383	116,656	112,240	98,589	104,885	90,319	123,497	109,162

Year-Over-Year Change in AWS (2)

1Q05	4.3%	1.2%	4.6%	3.3%	2.1%	3.4%	1.0%	-4.7%	—	2.5%
2Q05	4.4%	0.0%	3.0%	2.9%	1.0%	1.9%	1.8%	-6.1%	—	1.6%
2005	4.3%	0.6%	3.8%	3.1%	1.5%	2.7%	1.4%	-5.6%	—	2.0%

Year-Over-Year Change Comp Store Sales (3)

Units	12	10	13	16	13	14	18	2	—	98

1Q05	3.3%	1.2%	4.6%	3.3%	2.1%	3.4%	1.6%	—	—	2.9%
2Q05	2.4%	0.0%	3.0%	2.9%	1.0%	1.9%	1.7%	-6.4%	—	1.9%
2005	2.8%	0.6%	3.8%	3.1%	1.5%	2.7%	1.7%	-6.4%	—	2.4%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes included in the year-over-year change in AWS in the thirteenth month of operation.

(3)	A unit becomes comparable in the eighteenth month of operation.

Pei Wei Asian Diner

Supplemental Sales Information

Year of Unit Opening (1)

	2000	2001	2002	2003	2004	2005	Total

Units	1	4	11	17	20	8	61

Sales (000)

1Q05	934	2,424	6,292	9,401	11,167	416	30,634
2Q05	898	2,289	6,095	9,239	10,851	2,265	31,638
2005	1,832	4,713	12,387	18,640	22,018	2,681	62,273

Average Weekly Sales (AWS)

1Q05	71,822	46,621	44,001	42,537	42,949	46,224	43,888
2Q05	69,064	44,012	42,624	41,807	41,736	42,744	42,639
2005	70,447	45,321	43,313	42,173	42,343	43,252	43,245

Year-Over-Year Change in AWS (2)

1Q05	7.2%	5.6%	6.2%	5.9%	0.7%	—	5.6%
2Q05	4.9%	5.3%	7.4%	6.0%	1.7%	—	5.3%
2005	6.0%	5.5%	6.8%	5.9%	1.5%	—	5.4%

Year-Over-Year Change Comp Store Sales (3)

Units	1	4	11	17	1	—	34

1Q05	7.2%	5.6%	6.2%	5.8%	—	—	6.0%
2Q05	4.9%	5.3%	7.4%	6.0%	10.9%	—	6.3%
2005	6.0%	5.5%	6.8%	5.9%	10.9%	—	6.2%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes included in the year-over-year change in AWS in the thirteenth month of operation.

(3)	A unit becomes comparable in the eighteenth month of operation.